Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SmartFinancial, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-219159, 333-203449, 333-208819, 333-131006, and 333-113314) and Form S-3 (Nos. 333-214802, 333-208700) of SmartFinancial, Inc., of our reports dated March 16, 2018, with respect to the 2017 consolidated financial statements of SmartFinancial, Inc. and Subsidiary and the effectiveness of internal control over financial reporting, which reports appear in SmartFinancial, Inc.’s 2018 Annual Report on Form 10-K.

/s/ Mauldin & Jenkins, LLC
Chattanooga, Tennessee
March 18, 2019